Exhibit 10.52
SERIES H SUBORDINATED NON-VOTING CUMULATIVE REDEEMABLE
PREFERENCE UNITS TERM SHEET AND JOINDER
TO SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
     This Series H Subordinated Non-Voting Cumulative Redeemable Preference Units Term Sheet and Joinder to the Second Amended and Restated Agreement of Limited Partnership (the “Term Sheet”) is made and entered as of July 1, 2011 by the signatories hereto. As of July 1, 2011 (the “Effective Date”), each person and entity signing this Term Sheet hereby joins in, adopts and agrees to be bound by all the terms and provisions of the Agreement (as defined below) as a Limited Partner of the Partnership holding the number of Series H Units (as defined below) as indicated on Exhibit A attached hereto. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).
W I T N E S S E T H:
     WHEREAS, the Company is authorized to issue an aggregate of 1,740,000 shares of Series B Subordinated Non-Voting Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), to the General Partner;
     WHEREAS, in connection with that certain Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated May 31, 2011 by and among the Partnership and certain affiliates of Hometown America, L.L.C. (the “Sellers”), the Company will contribute the Series B Preferred Stock to the General Partner, in a series of closings (together, the “Closings”), in exchange for the issuance to the Company of an aggregate of 1,740,000 shares of Series H Subordinated Non-Voting Cumulative Redeemable Preferred Stock by the General Partner (the “Series H Preferred Stock”) having designations, preferences, conversion and other rights which are substantially the same as the designations, preferences, conversion and other rights of the Series B Preferred Stock;
     WHEREAS, pursuant to the Purchase and Sale Agreement, at each Closing, the General Partner will contribute the Series B Preferred Stock issued to it by the Company to the Partnership to be transferred by the Partnership to the Sellers as consideration in accordance with the terms of the Purchase and Sale Agreement;
     WHEREAS, the General Partner has determined that, in connection with each issuance of the Series B Preferred Stock by the Company in accordance with the Purchase and Sale Agreement and each corresponding issuance by the General Partner of the Series H Preferred Stock, it is necessary and desirable to supplement that certain Second Amended and Restated Agreement of Limited Partnership of MHC Operating Limited Partnership, dated as of March 15, 1996 (as amended, the “Agreement”) as set forth herein to cause the Partnership to issue to the General Partner Preference Units in the form of Series H Units (as defined below) having designations, preferences, conversion and other rights which are substantially the same as the designations, preferences, conversion and other rights of the Series B Preferred Stock in accordance with Section 3.2(B) of the Agreement;

     WHEREAS, pursuant to Section 3.2(B)(e) of the Agreement, the terms of Preference Units shall be set forth in a Preference Unit Term Sheet; and
     WHEREAS, it is intended that this Term Sheet shall constitute a Preference Unit Term Sheet.
     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to continue the Partnership, to supplement the Agreement pursuant to this Term Sheet:
     1. Introduction. As of the date hereof the General Partner (the “Series H Partner”) has contributed shares of Series B Preferred Stock to the Partnership in exchange for the issuance by the Partnership to the General Partner of the number of Series H Subordinated Non-Voting Cumulative Redeemable Preference Units (the “Series H Units”) set forth on Exhibit A hereto (such Exhibit A to be updated upon each Closing to reflect the additional Series H Units issued to the Series H Partner). The Series H Units issued to the Series H Partner have been duly issued and authorized. By execution of this Term Sheet, the Series H Partner has agreed to be bound by all of the terms and conditions of the Partnership Agreement, as supplemented hereby.
     Section 1. Definitions. For purposes of this Term Sheet, the term “Parity Preferred Units” shall be used to refer to any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding and expressly designated by the Partnership to rank on a parity with Series H Units with respect to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, including, without limitation the 2004 Series E Preference Units. The term “PTP” shall mean a “publicly traded partnership” within the meaning of Section 7704 of the Code. The term “Subsidiary” shall mean with respect to any Person, any other Person of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person. The definition of the term “Adjusted Capital Account Deficit” in the Agreement is amended by inserting the word “deficit” before the word “balance” therein.
     Section 2. Designation and Number. A series of Preference Units designated as the “Series H Subordinated Non-Voting Cumulative Redeemable Preference Units” is hereby established. The number of Series H Units shall be as reflected in Exhibit A hereto.
     Section 3. Distributions.
     (a) Payment of Distributions. (i) Subject to the rights of holders of Parity Preferred Units as to the payment of distributions, and holders of preferred units ranking senior to the Series H Units, as to payment of distributions, holders of Series H Units will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Capital Cash Flow and Operating Cash Flow (together, “Available Cash”), cumulative preferential cash distributions in an amount equal to the distribution payable, if any, on the Common Units. All distributions shall be cumulative, shall accumulate from the original date of issuance and will be payable (1) on each date that a distribution is paid on the Common Shares and (2) in the event of a redemption on the redemption date, (each such payment, exchange or redemption date, a “Series H Preferred Unit Distribution Payment Date”). If any date on which distributions are to be made on the Series H Units is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series H Units will be made to the holders of record of the Series H Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall in no event exceed fifteen (15) Business Days prior to the relevant Preferred Unit Distribution Payment Date (each, a “Series H Preferred Unit Partnership Record Date”). The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
          (ii) No distributions on the Series H Units shall be declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.
     (b) Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series H Units will accumulate, whether or not declared or authorized, whether or not the terms and provisions set forth herein at any time prohibit the current payment of distributions, whether or not the Partnership has earnings and whether or not there are funds legally available for the payment of such distributions and if not sooner paid will be paid upon conversion of the Series H Units pursuant to Section 6 hereof. Accumulated but unpaid distributions on the Series H Units will accumulate from the original date of issuance or the last Series H Preferred Unit Distribution Payment Date on which all accumulated distributions were paid. Accumulated and unpaid distributions will not bear interest.
     (c) Priority as to Distributions. (i) So long as any Series H Unit is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Units ranking junior as to the payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership to the Series H Units (collectively, “Junior Units”), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Junior Units, unless, in each case, all distributions accumulated on all Series H Units and all classes and series of outstanding Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units does not have cumulative distribution rights) have been paid in full (or a sum sufficient for such full payment is irrevocably deposited in a trust for immediate payment). The foregoing sentence will not prohibit (a) distributions payable solely in Junior Units, (b) the conversion of Junior Units or Parity Preferred Units into other Junior Units or Parity Preferred Units or Common Shares or other capital stock of the Company in accordance with the exchange rights of such Junior Units or Parity Preferred Units, (c) the redemption of Units corresponding to any Series B Preferred Stock, Parity Preferred Stock (as defined in the

Articles Supplementary to the Charter (as defined below) establishing the Series B Preferred Stock (the “Articles Supplementary”)) or Junior Stock (as defined in the Articles Supplementary) to be purchased by the Company pursuant to Article VII of the Articles of Amendment and Restatement of the Company (the “Charter”) to preserve the Company’s status as a real estate investment trust (“REIT”), provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article VII of the Charter, (d) any distributions to the General Partner necessary for the General Partner or the Company to maintain its status as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (“Code”), or (e) the redemption, purchase or other acquisition of Junior Units made for purposes of, and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary of the Partnership or the Company.
          (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series H Units, all distributions authorized and declared on the Series H Units and all classes or series of outstanding Parity Preferred Units shall be authorized and declared so that the amount of distributions authorized and declared per Series H Unit and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Series H Unit and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units do not have cumulative distribution rights) bear to each other.
     (d) No Further Rights. Holders of Series H Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.
     Section 4. Allocations.
     (a) Gross Income. Subject to Section 4(b) hereof, each holder of a Series H Unit shall be allocated gross income of the Partnership for each fiscal year in an amount equal to the excess, if any, of (i) the sum of the amounts distributed to such holder pursuant to Section 3 hereof with respect to such fiscal year and all prior fiscal years, over (ii) the amount of gross income allocated to such holder (or any predecessor in interest) pursuant to this Section 4(a) (as limited by Section 4(b) hereof) for all prior fiscal years. In the event the allocation of gross income pursuant to the preceding sentence with respect to any fiscal year is limited pursuant to Section 4(b) hereof, the amount available for allocation after application of Section 4(b) hereof shall be allocated among all holders of Series H Units based on the relative amounts that would be allocated to each holder of Series H Units if Section 4(b) hereof did not apply.
     (b) Limitation. Notwithstanding Section 4(a) hereof, in no event shall holders of Series H Units be allocated a cumulative amount under this Section 4 in excess of the cumulative Profit (determined hypothetically as if there were no allocation of gross income or other special allocation to any Partner) for the period commencing July 1, 2011, through the end of the fiscal quarter next following the exchange or redemption of the Series H Units.

     (c) Percentage Interest. Profits and Losses for each fiscal year of the Partnership or portion thereof shall be allocated to each holder of Series H Units based on such holder’s Percentage Interest. For purposes of computing the OP Unit Value of Series H Units (and therefore the Percentage Interest of holders of Series H Units), the entire issue of Series H Units shall be deemed to be convertible into a single OP Unit, and each Series H Unit shall be deemed to be convertible into a pro rata portion of such single OP Unit.
     Section 5. Liquidation Proceeds.
     (a) Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Units with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership and subject to holders of preferred units ranking senior to the Series H Units with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the holders of Series H Units shall be entitled to receive out of the assets of the Partnership legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Partnership, but before any payment or distributions of the assets shall be made to holders of Junior Units, an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series H Units and any Parity Preferred Units as to rights upon liquidation, dissolution or winding up of the Partnership, all payments of liquidating distributions on the Series H Units and such Parity Preferred Units shall be made so that the payments on the Series H Units and such Parity Preferred Units shall in all cases bear to each other the same ratio that the respective rights of the Series H Units and such Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Units do not have cumulative distribution rights) upon liquidation, dissolution or winding up of the Partnership bear to each other.
     (b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series H Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.
     (c) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series H Units will have no right or claim to any of the remaining assets of the Partnership.
     (d) Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust, partnership, limited liability company or other entity (or of any corporation, trust, partnership, limited liability company or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership; provided, however, the Series H Units shall be exchangeable for preferred units of the surviving entity with the same rights or preferences, adjusted for any changes in the capitalization if the Partnership is not the surviving entity.
     Section 6. Actions Upon Exercise of Optional Redemption by Holder of Series B Preferred Stock. Upon receipt by the Company of a Redemption Notice (as defined in the Articles Supplementary) from a holder of Series B Preferred Stock, any or all of the Series H Units will, upon no less than five (5) days prior written notice (unless waived by the unit holder) be converted into Common Units and/or cash and/or any alternative consideration (or any combination of the foregoing), as determined by the General Partner in good faith to achieve an appropriate mirroring of the actions taken by, and effect upon the Company and the affected holders of Series B Preferred Stock with respect to the Redemption Notice. The General Partner shall be empowered to effect such changes at any time before, at or after receipt by the Company of a Redemption Notice in any manner it determines to be reasonable and appropriate.
     Section 7. Voting Rights. Holders of the Series H Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners, except as set forth in Section 16 of the Agreement.
     Section 8. Transfer Restrictions. Notwithstanding anything in Section 12 of the Agreement to the contrary, holders of Series H Units may transfer Series H Units without the consent of the General Partner, so long as such transfer (a) would not in the opinion of legal counsel to the Partnership, violate any federal or state securities laws or regulations applicable to the Partnership or the Units, (b) would not in the opinion of legal counsel to the Partnership, result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes, result in a termination of the Partnership for federal income tax purposes or adversely affect the ability of the General Partner or the Company to continue to qualify as a REIT or would subject the General Partner or the Company to any additional taxes under Section 857 or 4981 of the Code, (c) would not be to a lender to the Partnership or any Person who is Related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership, whose loan constitutes a Nonrecourse Liability (as defined in Section 1.752-1(a)(2) of the Regulations), (d) would not, in the opinion of legal counsel to the Partnership, require filing of a registration statement under the Securities Act of 1933, as amended, or would not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Units, (e) is not effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and would not cause the Partnership to be a PTP, (f) would not cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code), (g) would not, in the opinion of counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101, (h) would not subject the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended, (i) in the event that the Partnership is satisfying and relying upon the private placement safe harbor of Treasury Regulation Section 1.7704-1(h), would not increase the number of partners in the Partnership by the number that is the lesser of five (5) and the number that would bring the total number of partners within the meaning of Treasury Regulation Section 1.7704-1(h)(3) to ninety-five (95), or (j) in the event that the Partnership is satisfying and relying upon the private placement safe harbor of Notice 88-75 (1988-2 C.B. 386), would not increase the number of partners (within the meaning of Notice 88-75 (1988-2 C.B. 386)) in the Partnership (including for this purpose as a partner any person indirectly owning Series H Units through a partnership, grantor trust or S corporation) by the number that is the lesser of twenty (20) and the number that would bring the total number of such partners to four hundred fifty (450). Any permitted Transferee of Series H Units shall be admitted as a substituted Limited Partner upon such Transferee’s agreeing in writing to be bound be the terms of the Agreement and this Term Sheet.
     Section 9. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series H Units.
     Section 10. Miscellaneous. Except as supplemented by the provisions hereof, the Agreement, shall remain in full force and effect in accordance with its terms and is hereby ratified, confirmed and reaffirmed by the undersigned for all purposes and in all respects.
     (a) This Term Sheet shall be binding upon and shall inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.
     (b) This Term Sheet may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
     (c) Notwithstanding any other provision of the Agreement, this Term Sheet may only be supplemented, amended or otherwise modified with the approval of all of the holders of Series H Units.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Term Sheet as of the date first written above.

GENERAL PARTNER: MHC TRUST
By:	/s/ Martina Linders
	Name:	Martina Linders
	Title:	Vice President of Tax and Accounting

[Signature Page to Series H Term Sheet]

SERIES H PARTNER: MHC TRUST
By:	/s/ Kenneth Kroot
	Name:	Kenneth Kroot
	Title:	Senior Vice President and General Counsel

[Signature Page to Series H Term Sheet]

Exhibit A

Series H Partner	Number of Series H Units Held
MHC Trust	286,207